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                                                                    EXHIBIT 99.7


                         CONSENT OF ADAMS HARKNESS, INC.

         We hereby consent to the inclusion in the joint proxy statement of Globix Corporation ("Globix") and NEON Communications, Inc. ("NEON") and prospectus of Globix (the "joint proxy statement/prospectus") forming a part of this Registration Statement of Globix on Form S-4 of our opinion dated July 16, 2004 and our affirmation letter dated October 8, 2004 to the Special Committee of the Board of Directors of NEON attached as Appendix E and Appendix F, respectively, to the joint proxy statement/prospectus and to the references to our opinion, affirmation letter and our name under the following captions in the joint proxy statement/prospectus: "Summary-- The Merger--Opinion of NEON's Financial Advisor," "The Merger--Background of the Merger," "The Merger--The NEON Special Committee's and NEON's Reasons for the Merger," and "The Merger--Opinion of NEON's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.




                                                            ADAMS HARKNESS, INC.


December 8, 2004